Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of BUCA, Inc. on Form S-3 of our report dated March 8, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for contributions received from vendors in support of certain operating expenses, appearing in the Annual Report on Form 10-K of BUCA, Inc. for the year ended December 28, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Minneapolis, Minnesota

March 19, 2004